[United America Indemnity, Ltd. LOGO]

For Release:	April 25, 2007

Contacts:	Financial Kevin L. Tate, CPA Chief Financial Officer (610) 660-6813 ktate@uaigroupinc.com	Media Lorraine L. Kemmerer (610) 660-6815 lkemmerer@uaigroupinc.com

UNITED AMERICA INDEMNITY APPOINTS LARRY A. FRAKES TO BOARD OF DIRECTORS

Insurance Industry Veteran Adds 37 Years of Expertise to UAI Board

George Town, Grand Cayman, Cayman Islands, April 25, 2007 – United America Indemnity, Ltd. (NASDAQ: INDM) (UAI) today announced the appointment of Larry A. Frakes to the Company’s Board of Directors, effective April 24, 2007.

“We are pleased to welcome Larry Frakes to the UAI Board and as a Member of the Board’s Audit and 162(m) Committees” said Saul Fox, Chairman and Chief Executive Officer. “Mr. Frakes is a distinguished insurance industry leader with extensive experience in specialty as well as excess and surplus lines, admitted and non-admitted property and casualty insurance operations. Mr. Frakes is well respected in the insurance industry as a builder of successful insurance businesses. During his 10-year career at Everest Re Group, Ltd., Mr. Frakes, most recently as President and Chief Executive Officer of Everest National Insurance Company, was directly responsible for the development of Everest Re’s primary insurance operations into a highly profitable business. Given his track record, I am confident that Mr. Frakes’ operational expertise, along with his far-reaching industry knowledge, will serve to further enhance the growth and performance of UAI.”

“I am delighted to be joining the UAI Board of Directors,” said Mr. Frakes. “I look forward to working with Saul and my fellow directors to assist in their efforts to further UAI’s already impressive track record of profitable growth, as well as to advance the Company’s stature in the industry.”

Mr. Frakes will succeed Professor Kenneth J. Singleton, a UAI director since 2004, who recently was appointed Senior Associate Dean of the Graduate School of Business at Stanford University, and who assumed other extra-curricular responsibilities that conflicted with his duties as a UAI Director and Member of UAI’s Audit and 162(m) Committees.

Mr. Fox added, “We deeply appreciate Professor Singleton’s exemplary service on UAI’s Board and will keenly miss the unique insight and wise counsel he provided to UAI over the last three years.”

Mr. Frakes held numerous senior positions at leading companies in the insurance industry. He recently retired from Everest Re Group, Ltd., a world leader in property and casualty reinsurance and insurance, where he was employed for approximately 10 years, most recently as Executive Vice President of Everest Re Companies and President of Everest National Insurance Company. Mr. Frakes began his career in 1970 at the Insurance Company of North America (INA). In 1982, INA merged with Connecticut General to form CIGNA, where Mr. Frakes served in various roles until 1991 when he was recruited to join the Empire Insurance Group as Senior Vice President and Chief Underwriting Officer in charge of all home office and branch underwriting insurance operations and a wholesale agency and specialty retail producer owned by Empire.

About United America Indemnity, Ltd.
United America Indemnity, Ltd. through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies is a national and international provider of excess and surplus lines and specialty property and casualty insurance and reinsurance, both on an admitted and non-admitted basis. The company’s principal operating subsidiaries include:

•	United America Insurance Group, a provider of property and casualty products through the following three business units, all of which operate predominantly in the excess and surplus lines marketplace.

•	Small Business, which distributes its product to small commercial businesses through a select network of general agents with specific binding authority.

•	Programs, which markets insurance products for targeted insured segments as well as specialty products such as professional lines through program administrators with specific binding authority.

•	Specialty wholesale, which markets property, casualty and professional lines products through wholesale brokers.

•	Wind River Reinsurance Company, Ltd., a Bermuda based treaty and facultative reinsurer of excess and surplus lines and specialty property and casualty insurance.

For more information, visit the United America Indemnity, Ltd. Website at www.uai.ky.

Forward-Looking Information

This release contains forward-looking information about United America Indemnity, Ltd. and the operations of United America Indemnity, Ltd. that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of the transactions, and statements about the future performance, operations, products and services of the companies.

The business and operations of United America Indemnity, Ltd. is and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: (1) the ineffectiveness of United America Indemnity, Ltd.’s business strategy due to changes in current or future market conditions; (2) the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products; (3) greater frequency or severity of claims and loss activity than United America Indemnity, Ltd.’s underwriting, reserving or investment practices have anticipated; (4) decreased level of demand for United America Indemnity, Ltd.’s insurance products or increased competition due to an increase in capacity of property and casualty insurers; (5) risks inherent in establishing loss and loss adjustment expense reserves; (6) uncertainties relating to the financial ratings of United America Indemnity, Ltd.’s insurance subsidiaries; (7) uncertainties arising from the cyclical nature of United America Indemnity, Ltd.’s business; (8) changes in United America Indemnity, Ltd.’s relationships with, and the capacity of, its general agents; (9) the risk that United America Indemnity, Ltd.’s reinsurers may not be able to fulfill obligations; (10) investment perform and credit risk; and (11) uncertainties relating to governmental and regulatory policies. The foregoing review of important factors should be read in conjunction with the other cautionary statements that are included in United America Indemnity, Ltd.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as well as in the materials filed and to be filed with the U.S. Securities and Exchange Commission (SEC). United America Indemnity, Ltd. does not make any commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

# # #